The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

The Cincinnati Insurance Company Expands Innovation Efforts

Cincinnati, December 8, 2020 – Cincinnati Financial Corporation (Nasdaq: CINF) announced that its lead property casualty subsidiary, The Cincinnati Insurance Company, plans to accelerate its digital and data transformation to meet the changing needs of independent insurance agents and their clients. The expanded efforts will allow Cincinnati Insurance to grow its internal innovation team focused on enhancing speed and convenience for insurance agents and consumers. The project is being assisted with a $2.5 million JobsOhio R&D Center Grant.

As part of the effort, Cincinnati Insurance plans to further increase its activities at the University of Cincinnati’s 1819 Innovation Hub – UC’s flagship building in the growing Cincinnati Innovation District™. Cincinnati Insurance leased space in the 1819 building in 2018 to serve as the center for all recruiting and engagement activity at UC and for offsite innovation ventures for associates and agents, which complement the company’s innovation initiatives at its Fairfield headquarters.

Brad Purnhagen, Cincinnati Insurance innovation lead, shared, “It was exciting to partner with the JobsOhio team on this process and see how the way we are developing innovation at our company mirrors what is taking place across the state.”

“This assistance from JobsOhio will deepen our dedicated innovation capability and expand the team that supports innovation across our company,” commented, Wendi Bukowitz, vice president and director of Strategic Innovation for Cincinnati Insurance. “Big data, advanced analytic modeling and the rise of InsurTech present opportunities for us to serve independent insurance agents and their customers in new ways, helping them to better identify, understand and manage risk.”

The company will also provide unique learning opportunities for UC students who will be working alongside Cincinnati Insurance associates, developing skills that will support higher-compensated jobs in areas such as data science and artificial intelligence that are aligned with future business requirements.

“As the financial services sector evolves, there is a growing need to strengthen the capabilities of innovative companies like Cincinnati Insurance,” said J.P. Nauseef, JobsOhio president and CEO. “Assisting Cincinnati Insurance’s digital and data transformation will help them to build upon an already outstanding environment as they develop advanced technology and data science career opportunities in Southwest Ohio.”

“With more than $14.2 billion of activity every year, financial services represent one of the key strengths of the Cincinnati region’s economy,” said Kimm Lauterbach, president and CEO of REDI Cincinnati. “The Cincinnati Insurance Company’s announcement marks the latest commitment from an industry leader to the region’s success. Cincinnati Insurance is well-positioned for the future due to their partnership with UC and its placement in the Cincinnati Innovation District.”

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address: Street Address:
P.O. Box 145496 6200 South Gilmore Road
Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141

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About JobsOhio
JobsOhio is a private nonprofit economic development corporation designed to drive job creation and new capital investment in Ohio through business attraction, retention and expansion. The organization also works to seed talent production in its targeted industries and to attract talent to Ohio though Find Your Ohio. JobsOhio works with six regional partners across Ohio: Dayton Development Coalition, Ohio Southeast Economic Development, One Columbus, REDI Cincinnati, Regional Growth Partnership and Team NEO. Learn more at www.jobsohio.com. Follow us on LinkedIn, Twitter and Facebook.

About REDI Cincinnati
The Regional Economic Development Initiative (REDI) Cincinnati is the first point-of-contact for companies locating or growing in the 16-county region at the heart of southwest Ohio, northern Kentucky, and southeast Indiana. REDI Cincinnati is supported by top business leaders and community partners and staffed by a team of economic development experts who are uniting the Cincinnati region to compete globally.

The future is bright, and we’re building it, right now. Join us at REDICincinnati.com.

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